Exhibit 10.14

              WRITTEN DESCRIPTION OF EXECUTIVE OFFICER COMPENSATION PURSUANT TO ITEM 601(b)(10)(iii)(A) OF REGULATION S-K

2005 Executive Officer Base Salaries

For 2005, the Board of Directors of Bank of Granite (the "Bank"), the community banking subsidiary of Bank of Granite Corporation (the "Company"), approved changes in the base salaries paid to the Bank's named executive officers, as recommended by the Company's Compensation Committee. The base salaries are $311,100 for the chief executive officer, $296,504 for the chairman, $160,000 for the chief operating officer and $135,600 for the chief financial officer.

The 2005 base salary for the chief executive officer of the Company's mortgage banking subsidiary, Granite Mortgage, Inc. ("Granite Mortgage"), is $144,600 in accordance with such officer's employment agreement.

2005 Executive Officer Incentive Compensation

For 2005, the Bank's Board of Directors approved changes in the Bank's executive incentive compensation arrangements, as recommended by the Company's Compensation Committee. The Board of Directors of the Company selected certain executive officers of the Bank to participate in the 2005 incentive compensation arrangement. The 2005 executive incentive compensation arrangement sets forth five performance component targets, which are earnings, loan growth, deposit growth, provisions for loan losses and return on average equity. The performance components have weighting factors, which are 35% for the earnings component, 15% for each of the loan growth, deposit growth and provisions for loan losses components, and 20% for the return on average equity component. Each performance component also has a performance tier below the target and a performance tier above the target for which the executive's incentive is reduced to 75% of the target-based incentive if the lower performance level is achieved and increased to 125% of the target-based incentive if the higher performance level is achieved. The Bank's selected executive officers may receive the performance incentives based on a percentage of their base salaries, which percentages were set by the Board of Directors of the Company at 25% of base salary for the chief executive officer, 20% of base salary for the chief operating officer and the chief financial officer and 15% of base salary for other selected executive officers. Therefore, when applying the performance threshold percentages and the performance component weightings to the performance achieved, the performance incentive amounts could range from 18.75% to 31.25% of base salary for the chief executive officer, from 15% to 25% of base salary for the chief operating officer and the chief financial officer, and from 11.25% to 18.75% of base salary for the other selected executive officers.

The executive incentive compensation arrangement for the chief executive officer of Granite Mortgage remains at 5% of Granite Mortgage's first $500,000 in earnings before income taxes, 10% of earnings before income taxes in excess of $500,000 but less than or equal to $2,000,000 and 12% of earnings before income taxes in excess of $2,000,000, in accordance with such officer's employment agreement.